UNITED STATES

SECURITIES EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2016

UNWIRED PLANET, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-16073	94-3219054
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20 First Street, First Floor

Los Altos, California 94022

(Address of principal executive offices) (Zip Code)

(650) 518-7111

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 6, 2016, Unwired Planet, Inc. (the “Company”), entered into Purchase and Sale Agreement (the “PSA”) with Optis UP Holdings, LLC (“Optis”), pursuant to which Optis will acquire all of the outstanding capital stock of Unwired Planet IP Holdings, Inc., a Delaware corporation (“Sub 1”), and all of the outstanding membership interests of Unwired Planet IP Manager, LLC, a Delaware limited liability company (“Sub 2”, and together with Sub 1, the “Holding Companies”) (collectively, the “Divestiture”). The Holding Companies own all of the outstanding membership interests of Unwired Planet, LLC, a Nevada limited liability company (“UPLLC”), and UPLLC owns all of the outstanding shares of Unwired Planet International Limited, an Irish company limited by shares (“Unwired Planet Ireland” and together with Sub 1, Sub 2 and UPLLC, the “Unwired Planet Companies”). UPLLC and Unwired Planet Ireland collectively own all of the Company’s patent assets. The aggregate purchase price for the Divestiture will be a total of up to $40,000,000; as specified in the PSA, Optis will pay the Company $30,000,000 less certain adjustments upon the closing of the Divestiture, and $10,000,000 less certain other potential adjustments upon the second anniversary of the closing. The closing of the transactions contemplated by the PSA is subject to the approval of the transactions contemplated by the PSA by the affirmative vote of the holders of a majority in voting power of the outstanding shares of the Company’s common stock, as well as certain third-party consents.

The PSA contains representations and warranties customary for transactions of this nature. The Company has agreed to various customary covenants and agreements, including, among others, agreements to conduct its business in the ordinary course during the period between the execution of the PSA and the date of closing, not to engage in certain kinds of transactions or activities during this period without Optis’ consent, including certain actions associated with pending litigation to which the Company is a party.

The completion of the Divestiture is subject to certain conditions, including, among others: (i) the Company stockholders’ approval, (ii) the absence of an order or law prohibiting consummation of the transactions (including without limitation a stop order issued by the Securities and Exchange Commission suspending the use of the proxy statement sent to stockholders in connection with meeting scheduled to approve the Divestiture), (iii) the consent of the holders of the Company’s Senior Secured Notes due 2019 and (iv) the consents of Telefonaktiebolaget L M Ericsson (“Ericsson”) and Cluster LLC. Moreover, each party’s obligation to consummate the Divestiture is subject to certain other conditions, including (a) the accuracy of the other party’s representations and warranties (including the absence of a material adverse effect) and (b) the other party’s compliance with its obligations.

Under the terms of the PSA, the Company may not solicit or initiate discussions with third parties regarding other acquisition proposals and has agreed to certain restrictions on its ability to respond to such proposals as provided in the PSA. However, the PSA contains “fiduciary out” provisions, under which in certain circumstances the Company’s Board of Directors may determine to change its recommendation of the Divestiture or make a change of recommendation to approve a superior proposal. The Company’s Board of Directors is obligated to notify Optis in the event of a change in recommendation and to provide certain “match rights” to allow Optis an opportunity to modify the terms of the PSA in a manner that causes the superior proposal to no longer be superior or allows the Board of Directors to continue to recommend the Divestiture.

The PSA contains specified termination rights for both Optis and the Company, including that, in general, either party may terminate if the Divestiture is not consummated on or before July 31, 2016. If the PSA is terminated under certain specified circumstances, including in connection with the Company’s entry into a definitive agreement for a superior proposal, the Company must pay Optis a termination fee of $2.0 million.

The foregoing description of the PSA and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the PSA, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

The PSA has been filed to provide security holders with information regarding its terms. It is not intended to provide any other factual information about the Company, Optis or their respective subsidiaries and affiliates. The PSA contains representations and warranties by each of the parties to the PSA. These representations and warranties were made solely for the benefit of the other party to the PSA and (i) are not intended to be treated as categorical statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate, (ii) may have been qualified in the PSA by confidential disclosure schedules that were delivered to the other party in connection with the signing of the PSA, which disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations, warranties and covenants set forth in the PSA, (iii) may be subject to standards of materiality applicable to the parties that differ from what might be viewed as material to shareholders and (iv) were made only as of the date of the PSA or such other date or dates as may be specified in the PSA. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the PSA, which subsequent information may or may not be fully reflected in public disclosures by the Company or Optis. Accordingly, you should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or Optis.

In connection with the PSA, the Company and others entered into a consent agreement, a forebearance agreement and a consent letter agreement with Ericsson and its affiliates, copies of which are attached as Exhibits 10.1, 10.2 and 10.3 respectively. These agreements relate to the Master Agreement, dated as of January 10, 2103 (as amended, the “MSA”), by and among the Company, Holding Companies, UPLLC and Ericsson, and are filed as they may be deemed material amendments to the MSA.

Item 8.01	Other Events.

On April 6, 2016, the Company issued a press release to announce the entry into the PSA, a copy of which is furnished as Exhibit 99.1. The Company also published a presentation regarding the transactions contemplated by the PSA which is furnished as Exhibit 99.2.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The exhibit index attached hereto is incorporated herein by reference.

Forward-Looking Statements. This communication contains forward-looking statements, including but not limited to those regarding the Divestiture and our post-IP business. These statements may discuss the anticipated manner, terms and conditions upon which the Divestiture will be consummated, and the future performance of our business. Forward-looking statements may contain words such as “expect,” “believe,” “may,” “can,” “should,” “will,” “forecast,” “anticipate” or similar expressions, and include the assumptions that underlie such statements. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, but not limited to: the ability of the parties to consummate the Divestiture in a timely manner or at all; satisfaction of the conditions precedent to consummation of the Divestiture; the possibility of litigation (including related to the Divestiture itself); our ability to finance our business and growth; our ability to realize the value the assets not sold in the Divestiture. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof. Except as required under applicable law, we do not undertake any obligation to update any forward-looking statements.

Additional Information and Where to Find It. We will file with the SEC a proxy statement with respect to our transformation, including the Divestiture. The definitive proxy statement will contain important information about our transformation, including the Divestiture. YOU ARE URGED AND ADVISED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE. The proxy statement and other relevant materials (when they become available) and any other documents filed by us with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, security holders will be able to obtain free copies of the proxy statement from us, by contacting us at 20 First Street, First Floor, Los Altos, CA 94022 or by going to our website www.unwiredplanet.com.

Participants in the Solicitation. We and our directors and executive officers may be deemed to be participants in the solicitation of proxies from our stockholders in connection with our transformation, including the Divestiture. Information about our directors and executive officers is set forth in our Proxy Statement on Schedule 14A filed with the SEC (together with additional information in our filings on Form 8-K and our stockholders’ filings on Form 13-D). These documents are available free of charge at the SEC’s web site at www.sec.gov, and from us, by contacting us at 20 First Street, First Floor, Los Altos, CA 94022 or by going to our website www.unwiredplanet.com. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed transformation will be included in the proxy statement that we intend to file with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 6, 2016

UNWIRED PLANET, INC.

	By:	/s/ Noah D. Mesel
Noah D. Mesel
EVP, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

2.1*	Purchase and Sale Agreement by and between Optis UP Holdings, LLC and Unwired Planet, Inc. dated as of April 6, 2016.

10.1	Consent Agreement by and among Telefonaktiebolaget L M Ericsson, Cluster LLC, Unwired Planet, Inc., Unwired Planet IP Holdings, Inc., Unwired Planet IP Manager, LLC, and Unwired Planet, LLC, Unwired Planet International Limited, and Optis UP Holdings, LLC, dated April 6, 2016.

10.2	Forbearance Agreement by and among Telefonaktiebolaget L M Ericsson, Cluster LLC, Unwired Planet, Inc., Unwired Planet IP Holdings, Inc., Unwired Planet IP Manager, LLC, and Unwired Planet, LLC, and Unwired Planet International Limited, dated April 6, 2016.

10.3	Consent Letter Agreement by and among Telefonaktiebolaget L M Ericsson, Cluster LLC, Unwired Planet, Inc., and Unwired Planet, LLC, dated April 6, 2016.

99.1	Press release of Unwired Planet, Inc. dated April 6, 2016.

99.2	Presentation, dated April 6, 2016.

*	Certain schedules and attachments referenced in the PSA have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A Copy of any omitted schedule and attachment will be furnished supplementally to the U.S. Securities and Exchange Commission upon request.